EXHIBIT 99.9

TERMINATION AGREEMENT

September 20, 2023

Reference is made to the Cooperation Agreement, dated as of March 17, 2023 (as amended from time to time, the “Agreement”), by and among (i) Viking Global Equities Master Fund, Ltd. and Viking Global Equities II LP; (ii) Farallon Capital Europe LLP, for and on behalf of funds, accounts and/or entities managed or advised by it; (iii) Inherent ESG Opportunity Master, LP, Inherent Credit Opportunities Master, LP, and Inherent Private Opportunities 2021, LP; (iv) D1 Capital Partners Master LP; and (v) MIC Capital Management UK LLP, for and on behalf of funds, accounts and/or entities managed or advised by it, MIC Capital Management 38 RSC Ltd and 94th Investment Company LLC (each, a “Party” and, collectively, the “Parties”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, pursuant to Section 3 of the Agreement, the Parties holding a majority of the Notes held by all Parties may terminate the Agreement.

WHEREAS, the undersigned Parties collectively holding a majority of the Notes held by all Parties desire to terminate the Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this termination agreement hereby agree as follows:

(A)          Term of the Agreement. The undersigned Parties, collectively holding a majority of the Notes held by all Parties, hereby agree that the Agreement shall be deemed terminated immediately upon the “Support Effective Date” as defined in the Transaction Support Agreement, dated as of September 20, 2023, by and among the Company, the undersigned Parties, and certain other persons.

(B)           Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

(C)           Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction.

(D)           Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have entered into and executed this Termination Agreement as of the date first above written.

VIKING GLOBAL EQUITIES MASTER LTD.,
By:	Viking Global Performance LLC, its investment manager

By:	/s/ Scott M. Hendler
Name: Scott M. Hendler
Title: Authorized Signatory

VIKING GLOBAL EQUITIES II LP,
By:	Viking Global Performance LLC, its general partner

By:	/s/ Scott M. Hendler
Name: Scott M. Hendler
Title: Authorized Signatory

Contact Information for all Parties above:

c/o Viking Global Investors LP
55 Railroad Avenue
Greenwich, CT 06830
Attention: General Counsel

with a mandatory copy to:

legalnotices@vikingglobal.com

IN WITNESS WHEREOF, the parties hereto have entered into and executed this Termination Agreement as of the date first above written.

FARALLON CAPITAL EUROPE LLP, for and on behalf of funds, accounts and/or entities managed or advised by it

By:	/s/ Gregory Lassman
Name: Gregory Lassman
Managing Member

Contact Information for all Parties above:

11th Floor Orion House
5 Upper St Martin’s Lane
London WC2H 9EA
United Kingdom